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Exhibit 3.1

FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NATIONAL ENERGY RESOURCES ACQUISITION COMPANY

        National Energy Resources Acquisition Company, a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

        1.     The name of the corporation is "National Energy Resources Acquisition Company." The Corporation was originally incorporated under the name "National Energy Resources Acquisition Company" and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on November 5, 2007 and further amended by the certificate of amendment to the original certificate of incorporation as filed with the Secretary of State of the State of Delaware on November 20, 2007 (the "Original Certificate").

        2.     This Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate") was duly adopted by the board of directors (the "Board") and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

        3.     This Amended and Restated Certificate restates, integrates and further amends the provisions of the Original Certificate.

        4.     This Amended and Restated Certificate shall be effective on the date of filing with the Secretary of State of the State of Delaware.

        5.     The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

        The name of the corporation is "National Energy Resources Acquisition Company" (the "Corporation").

ARTICLE II
REGISTERED AGENT

        The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

ARTICLE III
PURPOSE

        The purpose of the Corporation is to (i) acquire, or acquire control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets and (ii) conduct all other lawful business permitted by the General Corporation Law of the State of Delaware (the "DGCL"). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined in Section 9.1) is not consummated prior to the Termination Date (as defined in Section 9.5), then the purposes of the Corporation shall automatically, with no action required by the Board or the stockholders, on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation's powers shall thereupon be limited to those set forth in Section 278 of the DGCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. This Article III may only be amended in connection with, and become effective upon, the consummation of a Business Combination.

ARTICLE IV
CAPITALIZATION

        Section 4.1    Authorized Capital Stock.

        The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 51,000,000 shares, consisting of 50,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock"). The powers, preferences and relative, participating, optional and other special rights of the respective classes of the Corporation's capital stock or the holders thereof and the qualifications, limitations and restrictions thereof are as set forth in the Bylaws ("Bylaws") of the Corporation.

        Section 4.2    Preferred Stock.

        Subject to Article IX of this Amended and Restated Certificate, the Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution(s) adopted by the Board providing for the issuance of such series and included in a certificate of designations (a "Preferred Stock Designation") filed pursuant to the DGCL.

        Section 4.3    Common Stock.

        (a)   The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation).

        (b)   Subject to the rights of the holders of Preferred Stock and Article IX hereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

        (c)   Subject to distributions to be made in connection with a liquidation of the Corporation in accordance with Sections 9.5 and 9.9, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

        Section 4.4    Rights and Options.

        Subject to Article IX hereof, the Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of the Corporation's capital stock of any class or series or other securities of the Corporation, and such rights, warrants and options will be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

        Section 5.1    Board Powers.

        The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

        Section 5.2    Number, Election and Term.

        (a)   The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate, "Whole Board" shall mean the total number of directors the Corporation would have if there were no vacancies.

        (b)   Subject to Section 5.5, the directors shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The initial division of the Board into classes shall be made by the Board. The term of the initial Class I Directors shall terminate at the first annual meeting of stockholders; the term of the initial Class II Directors shall terminate at the second annual meeting of stockholders to be held within one year of the first annual meeting; and the term of the initial Class III Directors shall terminate at the third annual meeting of stockholders to be held within one year of the second annual meeting. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

        (c)   Subject to Section 5.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director's earlier death, resignation, retirement, disqualification or removal.

        (d)   Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

        Section 5.3    Newly Created Directorships and Vacancies.

        Subject to Section 5.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director's earlier death, resignation, retirement, disqualification or removal.

        Section 5.4    Removal.

        Subject to Section 5.5, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

        Section 5.5    Preferred Stock—Directors.

        Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

        Section 5.6    Compensation.

        Prior to the consummation of a Business Combination (as defined below), the Corporation shall not pay any compensation of any kind, including, but not limited to, finder's fees and consulting fees, to any officer or director for services rendered to the Corporation prior to, or in connection with, the consummation of a Business Combination; provided that the Corporation may pay (i) for any officer's or director's reasonable out-of-pocket expenses related to the performance of his or her duties, and (ii) up to $10,000 per month for office space, administrative services, and secretarial support during the Effective Period (as defined below).

ARTICLE VI
BYLAWS

        In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Whole Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

        Section 7.1    Meetings.

        Except as otherwise required by law or the terms of any one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, President or the Board pursuant to a resolution adopted by a majority of the Whole Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

        Section 7.2    Advance Notice.

        Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

        Section 7.3    Action by Written Consent.

        Subsequent to the consummation of the Offering (as defined below), any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

        Section 8.1    Limitation of Personal Liability.

        No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 8.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

        Section 8.2    Indemnification.

        (a)   Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding") by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a "Covered Person"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Section 8.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

        (b)   The rights conferred on any Covered Person by this Section 8.2 shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

        (c)   Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

        (d)   This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

ARTICLE IX
BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

        Section 9.1    General.

        (a)   The provisions of this Article IX shall apply during the period commencing upon the effective date of the Offering (as defined below) and terminating upon the consummation of a Business Combination (as defined below) (the "Effective Period"). During the Effective Period, except for an amendment provided in Sections 9.2(c) and 9.5 to provide perpetual existence for the Corporation upon the consummation of a Business Combination, the provisions of this Article IX may only be amended (i) by the vote of the Corporation's Board and the affirmative vote of the holders of at least 90% of the voting power of the Corporation's then outstanding Common Stock, or (ii) by the affirmative vote of a majority of the Corporation's outstanding Common Stock at any meeting of the Corporation's stockholders held to consider approval of a proposed Business Combination, provided that an amendment pursuant to the foregoing subsection (ii) will become effective only upon the consummation of such proposed Business Combination. As used herein, the term "Business Combination" shall mean a business combination, whether through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar type of transaction, with one or more target businesses that have a fair market value of at least 80% of the balance in the Trust Account (as defined below) at the time of the signing of a definitive agreement in connection with such Business Combination (excluding deferred underwriting commissions payable to underwriters in connection with the Offering (as defined below) pursuant to the terms and conditions of any purchase agreement to be entered into in connection therewith) resulting in the Corporation acquiring controlling interests of such target business(es) or assets as the case may be; provided that any Business Combination with more than one target business shall be effected simultaneously. The term "Offering" shall mean the

Corporation's initial public offering of its units (the "Units"),each consisting of one share of Common Stock ("Offering Common Stock") and one warrant to purchase one share of Common Stock (the "Warrants"), on the American Stock Exchange (the "Offering")). The term "Trust Account" shall mean the trust account established by the Corporation in connection with the Offering and into which the Corporation will deposit a designated portion of the net proceeds from the Offering and the proceeds of the private placement in connection therewith pursuant to the terms and conditions of the trust agreement to be entered into in connection therewith. Purchasers of the Offering Common Stock and Warrants or in the secondary market following the Offering (whether or not such purchasers are affiliates of the Sponsor (as defined below)) are referred to herein as "Public Stockholders." For purposes of this Section 9.1, fair market value shall be determined by the Board based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow, and book value. If the Board is not able to independently determine that (i) the target business has a sufficient fair market value, or (ii) if a conflict of interest exists, the Corporation will obtain an opinion from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority and with respect to clause (ii), be reasonably acceptable to Merrill Lynch, Pierce, Fenner & Smith Incorporated, with respect to the satisfaction of such criteria.

        (b)   Upon completion of the Offering, the Corporation shall deposit, or cause to be deposited on its behalf, at least $100,000,000 into the Trust Account. If the underwriters exercise their option to purchase additional securities in the Offering, an additional amount equal to approximately $9.95 per additional share purchased by the underwriters (up to an aggregate amount of $114,475,000) shall be deposited into the Trust Account on behalf of the Corporation.

        (c)   Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination or (ii) the Termination Date, in each case in accordance with the terms of the investment management trust agreement governing the Trust Account; provided, however, that (x) up to the amount, as set forth in the registration statement relating to the Offering of the interest earned on the Trust Account may be released to the Corporation to cover operating expenses, and (y) the Corporation shall be entitled to withdraw such amounts from the Trust Account as would be required to pay taxes on the interest earned on the Trust Account.

        Section 9.2    Stockholder Approval of Business Combination; Incurrence of Debt.

        (a)   Prior to the consummation of a Business Combination, the Corporation may not consummate any other business combination, whether through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar type of transaction.

        (b)   Prior to the consummation of a Business Combination, the Corporation shall submit any proposed Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. In the event that (i) a majority of the shares of Offering Common Stock voted by the Public Stockholders present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination and (ii) a majority of the outstanding shares of Common Stock are voted in favor of an amendment to this Amended and Restated Certificate to provide for the Corporation's perpetual existence as provided in Section 9.5, the Corporation shall be authorized to consummate the Business Combination; provided, however, that the Corporation will not consummate such Business Combination if holders owning more than 30% (minus one share) of the outstanding shares of Offering Common Stock both vote against such Business Combination and exercise their Conversion Rights (as defined in Section 9.3).

        (c)   A Business Combination approved in accordance with Section 9.2(a) may only be consummated if (a) the Corporation confirms that it has sufficient resources to pay both (i) the consideration required to consummate the Business Combination and (ii) the amount necessary to satisfy the Conversion Rights (as defined below) exercised by Public Stockholders and (b) an amendment to this Amended and Restated Certificate providing for perpetual existence of the Corporation has been approved by a majority of the outstanding shares of the Corporation's stockholders at a duly held stockholder meeting.

        (d)   The Corporation may not incur debt for borrowed money prior to the Business Combination unless such debt does not require the payment of interest or principal prior to the Business Combination and the lender waives any rights to amounts held in the Trust Account.

        Section 9.3    Conversion Rights.

        (a)   At the time the Corporation seeks stockholder approval of a Business Combination, each Public Stockholder that votes against such Business Combination will have the right, if the Business Combination is approved and consummated and such Public Stockholder holds shares of Common Stock on the date on which the Business Combination is consummated (such rights being "Conversion Rights") to convert the shares of Offering Common Stock held by such Public Stockholder into a cash amount per share equal to the quotient determined by dividing (i) the aggregate amount then on deposit in the Trust Account (including deferred underwriting commissions incurred in connection with the Offering and being held in the Trust Account and including interest earned on the Trust Account, net of income taxes payable on such interest and net of interest income previously released to the Corporation to fund its working capital requirements) by (ii) the total number of shares of Offering Common Stock held by Public Stockholders at that date; provided, however, a Public Stockholder, acting either individually or collectively with any affiliate, partner, syndicate, or any other person or entity with whom such Public Stockholder acts in concert or as a group, will not be permitted to seek or exercise Conversion Rights with respect to more than 10% of the outstanding shares of Offering Common Stock. A Public Stockholder will not be permitted to exercise any Conversion Rights unless such Public Stockholder meets the requirements for the exercise of such Conversion Rights set forth in the proxy statement sent to the Public Stockholders relating to the approval of a proposed Business Combination.

        (b)   Payment of the amounts necessary to satisfy the Conversion Rights exercised shall be made no later than three business days after the consummation of the Business Combination and the delivery of shares by the Public Stockholder.

        (c)   Each Public Stockholder that does not exercise its Conversion Rights will retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to Public Stockholders exercising their Conversion Rights, the remaining funds in the Trust Account shall be released to the Corporation.

        (d)   The exercise of Conversion Rights by a Public Stockholder will be conditioned on such Public Stockholder following the specific procedures for conversion set forth by the Corporation in any applicable proxy statement sent to the Corporation's Public Stockholders relating to the approval of a proposed Business Combination.

        Section 9.4    Share Issuances.

        During the Effective Period, the Corporation will not issue any additional shares of capital stock, rights, warrants, options or other securities convertible into shares of capital stock of the Corporation that participate in or are otherwise entitled in any manner to any amount on deposit in the Trust Account or that are entitled to vote as a class with the Offering Common Stock on a Business Combination.

        Section 9.5    Existence.

        The Corporation's existence shall terminate 24 months from the date of the final prospectus relating to the Offering (such date being the "Termination Date"). This Section 9.5 may only be amended in connection with, and become effective upon, the consummation of a Business Combination. A proposal to so amend this Section 9.5 shall be submitted to the stockholders of the Corporation in connection with any proposed Business Combination and must be approved by the majority of the outstanding shares of Common Stock. In the event that the Corporation does not consummate a Business Combination by the Termination Date, the Corporation's existence will automatically cease except for the purposes of winding up the Corporations' affairs and liquidating pursuant to Section 278 of the DGCL, and the officers of the Corporation shall take all such action necessary to cause the Corporation to adopt a plan of dissolution and distribution in accordance with Section 281(b) of the DGCL and liquidate the Corporation as soon as reasonably practicable.

        Section 9.6    Distributions from Trust Account.

        Public Stockholders shall be entitled to receive distributions from the Trust Account only in the event of a liquidation of the Corporation or in the event such Public Stockholder exercises his/her/its Conversion Rights. In no other circumstances shall any stockholder have any right or interest of any kind in or to the Trust Account. No stockholders of the Corporation other than Public Stockholders shall be entitled to receive distributions of any kind from the Trust Account.

        Section 9.7    Expenses.

        Prior to the consummation of a Business Combination, the Corporation shall not pay to NRCO LLC (the "Sponsor") or any of the Corporation's officers, directors or special advisors or any of their affiliates any compensation of any kind, including but not limited to finder's fees and consulting fees for services rendered to the Corporation, prior to, or in connection with, the consummation of a Business Combination, provided that the Corporation may (i) reimburse such persons or entities for any out-of-pocket expenses incurred by them related to identifying, investigating and consummating a Business Combination; (ii) repay up to $200,000 for the loan by the Sponsor to the Corporation to cover offering-related and organizational expenses; and (iii) pay to the Sponsor up to $10,000 per month for office space, administrative services, and secretarial support during the Effective Period. There is no limit on the amount of out-of-pocket expenses that could be incurred; provided, however, that to the extent such out-of-pocket expenses exceed the available proceeds not deposited in the Trust Account and interest income of up to $1,750,000 (net of taxes) on the amount on deposit in the Trust Account, such out-of-pocket expenses will not be reimbursed by the Corporation unless the Corporation consummates a Business Combination.

        Section 9.8    Certain Audit Committee Responsibilities.

        (a)   The Audit Committee of the Board will review and approve all payments and reimbursements made by the Corporation to its Sponsor, officers, directors and their or the Corporation's affiliates above $10,000 other than the $10,000 per month as described in Section 9.7. Any payment made to a member of the Audit Committee of the Board will be reviewed and approved by the Whole Board, with any member of the Board that has a financial interest in such payment abstaining from such review and approval.

        (b)   The members of the Audit Committee of the Board shall review the requirements of this Article IX at each quarterly meeting of the Audit Committee to determine compliance by the Corporation with the requirements hereof. In addition, the members of the Audit Committee of the Board shall review the terms of all agreements (the "IPO Agreements") between the Corporation and any of its Sponsor, officers or directors included as exhibits to the Registration Statement on Form S-1 filed by the Corporation with the Securities and Exchange Commission to register the securities sold in the Offering at each quarterly meeting of the Audit Committee of the Board to determine whether the parties to each IPO Agreement are in compliance with the requirements thereof. If any noncompliance is identified, then the Audit Committee of the Board shall immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the requirements of this Article IX or the terms and provisions of each IPO Agreement.

        Section 9.9    Liquidation.

        In the event that the Corporation fails to consummate a Business Combination in accordance with this Article IX and is liquidated in accordance with Section 9.5, only Public Stockholders shall be entitled to share in the distribution of funds from the Trust Account and all such distributions shall be made ratably in proportion to the number of shares of Offering Common Stock held by them.

ARTICLE X
AMENDMENT OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate, and in addition to any other vote that may be required by law or any Preferred Stock Designation, (i) the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision as part of this Amended and Restated Certificate inconsistent with the purpose and intent of, Article V, Article VI, Article VII or this Article X and (ii) Article IX of this Amended and Restated Certificate may not be amended except as provided therein; provided that no amendment to any of Article III or this Article X may become effective prior to the consummation of a Business Combination, unless approved (x) by the vote of the Corporation's Board and the affirmative vote of 90% of the voting power of the Corporation's then outstanding Common Stock, or (y) by the affirmative vote of a majority of the Corporation's outstanding Common Stock at any meeting of the Corporation's stockholders held to consider approval of a proposed Business Combination.

* * * * *

        IN WITNESS WHEREOF, National Energy Resources Acquisition Company has caused this Amended and Restated Certificate to be duly executed in its name and on its behalf by its Chief Executive Officer and President this                        day of                        , 200    .

NATIONAL ENERGY RESOURCES ACQUISITION COMPANY
By:	Patrick R. McDonald Chief Executive Officer and President

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FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NATIONAL ENERGY RESOURCES ACQUISITION COMPANY